Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts

Nuveen Multi-Market Income Fund,
formerly Nuveen Multi-Market Income Fund, Inc.
and formerly American Income Fund Inc.

811-05642


We hereby incorporate by reference a new
Investment Advisory agreement, and a new Sub-
Advisory Agreement a form of which was filed as Appendix C and Appendix D, respectively, under
Conformed Submission Type DEF 14A filing on
June 18, 2014, accession number 0001193125-14-
241045.